Exhibit 10.7

FIRST AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into effective as of the 1st day of October, 2002, (the “Effective Date”) by and between CompuCredit Corporation, a Georgia corporation (“CompuCredit”), and Ashley L. Johnson, an individual resident of the State of Georgia (“Employee”).

W I T N E S S E T H:

WHEREAS, the parties hereto have entered into that certain Amended and Restated Employment Agreement dated as of February 2, 2001 (the “Agreement”), providing for the employment of Employee by CompuCredit on the terms and conditions therein; and

WHEREAS, the parties hereto desire to amend the Agreement to change various terms and conditions of Employee’s employment with CompuCredit;

NOW, THEREFORE, for and in consideration of the Employee’s continued employment with CompuCredit and the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CompuCredit and Employee hereby agree to amend the Agreement as follows:

A.            Effective as of the Effective Date, Sections 1 through 3 of the Agreement are amended in their entirety to read as follows:

1.             Relationship Established.  Upon the terms and subject to the conditions of this Agreement, CompuCredit employs Employee to serve as its Vice President and Special Advisor to the Chairman and, as such, Employee shall perform the executive level services (the “Services”) for CompuCredit as delegated to her from time to time by CompuCredit’s Chairman (or his designee).  Employee hereby agrees to devote 100% of her business time, attention, energy and skill exclusively to performing her obligations through and including January 31, 2003, and thereafter to advise and consult with CompuCredit from time-to-time through and including December 31, 2003, provided that Employee’s activities subsequent to January 31, 2003, shall not interfere with any other activities or employment by her.  Employee shall perform her obligations and duties hereunder diligently, faithfully and to the best of her abilities and, in doing so, shall comply with applicable CompuCredit policies and procedures.  Through January 31, 2003, Employee shall not, directly or indirectly, make any advance, loan, extension of credit or capital contribution to, or purchase any stocks, bonds or other securities of, or make any investment in, any individual, partnership, corporation, limited liability company, trust, trustee, joint stock company, unincorporated organization, joint venture, association, governmental authority or other entity (each, an “Entity”) other than CompuCredit without the prior written consent of the CEO of CompuCredit; provided, however, that Employee shall be permitted to have a direct or indirect equity ownership of no greater than 2% of the equity of an Entity listed on a major U.S. exchange or traded on a NASDAQ over-the-counter market.

2.             Term; Termination.

2.1           Term of Employment.  The term of Employee’s employment under this Agreement (the “Term”) shall commence on February 2, 2001, and shall continue until December 31, 2003, unless sooner terminated in accordance with Section 2.2.

2.2           Termination of Employment.

                                (a)           This Agreement shall automatically and immediately terminate upon the death of Employee; or

                                (b)           In addition to any other rights or remedies available to CompuCredit, CompuCredit may, in its sole discretion, terminate Employee’s employment for Cause effective immediately upon delivery of written notice to Employee.  In this sub-paragraph, “Cause” means the reasonable, good faith determination by the Chief Executive Officer and President of CompuCredit that:

                                                                                                                (i)            (A) Employee has committed an act constituting fraud, deceit or intentional material misrepresentation with respect to CompuCredit or any client, customer or supplier of CompuCredit; (B) Employee has embezzled funds or assets from CompuCredit or any client or customer of CompuCredit; (C) Employee has engaged in willful misconduct or gross negligence in the performance of the Services; (D) Employee has failed to comply with any of the terms of Section 1 or Section 9 hereof;

                                                                                                                (ii)           Employee has breached or defaulted in the performance of any other provision of this Agreement and has not cured such breach or default to CompuCredit’s reasonable satisfaction within thirty (30) days after receiving notice thereof; or

                                                                                                                (iii)          Employee’s conduct is materially detrimental to the reputation of CompuCredit which Employee has not cured (if such conduct is curable in Employer’s reasonable opinion) to CompuCredit’s reasonable satisfaction within ten (10) days after receiving notice thereof; or

(c)           In addition to any other rights and remedies available to employee,

employee may, in her sole discretion, terminate her employment for cause effective immediately upon delivery of written notice to CompuCredit.  In this sub-paragraph, “Cause” shall mean the failure of CompuCredit to pay any compensation when due pursuant to this agreement and such amounts remain unpaid for ten, (10) days.

(d)           The date on which Employee’s employment expires or terminates for any reason is referred to herein as the “Termination Date”.

3.             Compensation.

                (a)           During the Term, CompuCredit shall pay Employee as compensation for the Services an annual salary of $200,000.00.  Such compensation shall be payable in substantially equal semi-monthly installments, and shall be subject to such deductions and withholdings as are required by law or policies of CompuCredit in effect from time to time.  Employee’s salary per annum may from time to time be adjusted as agreed in writing by both CompuCredit and Employee.

                (b)           For 2002, Employee shall be entitled to receive a $100,000 bonus based on the net income per common share target that was mutually established for 2002 by Employee and CompuCredit.  Such bonus will be earned, accrued and payable on the first semi-monthly pay period after CompuCredit publicly releases earnings for the year ended December 31, 2002.  Thereafter, Employee shall not be entitled to receive a bonus.

                (c)           Employee previously has received options to purchase seventy-five thousand (75,000) shares of CompuCredit’s common stock under CompuCredit’s 2000 Stock Option Plan.  Of these Options 33.3% vested on February 2, 2002, 33.3% shall vest on February 2, 2003, and the remainder shall not vest.  To the extent not exercised, the options shall expire on March 31, 2004.

(d)           Notwithstanding anything to the contrary herein, if this Agreement is terminated for any of the reasons set forth in Section 2 hereof, other than termination by employee pursuant to 2.2(c), CompuCredit shall be released of its obligation to pay further compensation or benefits to Employee as set forth in this Agreement; provided, however, that Employee shall be entitled to receive (i) any salary already earned under Section 3(a) above, and (ii) a portion of the previously agreed upon bonus described in Section 3(b) (prorated based upon full months worked by Employee) for 2002.  Other than as provided herein, Employee will not be entitled to any severance or other benefits upon any termination of her employment hereunder.

(e)           If, during the Term, CompuCredit defaults hereunder by terminating Employee’s employment (other than pursuant to Section 2 hereof) or if Employee terminates pursuant to 2.2(c), Employee shall be entitled to compensation paid in accordance with this Section 3 for the period through December 31, 2003 as if employee remained employed through December 31, 2003, and employee shall be released as of the Termination Date from any obligation to perform services hereunder and employee shall be released as of the Termination Date from the covenants contained in paragraph 9 of the agreement.

B.            Sections 10 and 11 of the Agreement are deleted in their entirety.

C.            In the first sentence of paragraph 9(c) the phrase “and for a period of one (1) year from and after the termination of employee’s employment hereunder” is replaced with:  “and for a period of six (6) months from and after the termination of employee’s employment hereunder”.

D.            Employee hereby voluntarily, irrevocably, fully, and completely RELEASES, ACQUITS, AND FOREVER DISCHARGES CompuCredit (including its current and former owners, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, insurers, parent company, subsidiaries, divisions, affiliates, and related business entities) from any and all claims, complaints, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses of any nature whatsoever (whether known or unknown) which Employee ever had, may have, or now has arising from or directly related to, directly or indirectly, Employee’s employment with the Company, this Amendment, the Agreement, Employee’s change of positions, Employee’s ultimate termination of employment, or other events accrued as of the date of execution of this Agreement (or specifically contemplated hereby, such as Employee’s change in positions and ultimate termination of employment in accordance with the terms hereof), including, but not limited to:

(i)                                     Violations of Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Equal Pay Act, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Family and Medical Leave Act, the Labor Management Relations Act, the National Labor Relations Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, or the Employee Retirement Income Security Act; and

(ii)                                  Violations of any other federal or state statute or regulation or local ordinance or law; and

(iii)                               Claims for lost or unpaid wages, compensation, or other benefits claims under state law, defamation, intentional infliction of emotional distress, negligent infliction of emotional distress, bad faith action, slander, assault, battery, wrongful or constructive discharge, negligent hiring, retention and/or supervision, fraud, misrepresentation, conversion, tortious interference with property, negligent investigation, breach of fiduciary duty, breach of contract; and

(iv)                              Any claim to benefits under any and all bonus, severance, workforce reduction, early retirement, outplacement, or any other similar plan sponsored by the Company which Employee ever had or now has or may in the future have; and

(v)                                 Any other claims under state law arising in tort or contract.

                In addition, Employee acknowledges that this Agreement constitutes a full SETTLEMENT, ACCORD AND SATISFACTION of all claims covered by the release provisions of this Section D.  Notwithstanding the foregoing, it is understood by all parties that Employee does not release any claims that may arise under the terms of this Agreement, the Amendment, or after the effective date of the Amendment (except as provided above with regard to events specifically contemplated hereby, such as Employee’s change in positions and ultimate termination of employment).

                D.            The provisions of Sections 12 through 20 of the Agreement shall apply hereto as if set forth herein in their entirety.

E.                                      Except as amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPUCREDIT CORPORATION

By:
David G. Hanna, Chief Executive Officer

Ashley L. Johnson